SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                   FORM 8-K/A

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)      February 12, 1999
                                                 -------------------------------


                        Lund International Holdings, Inc.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



            Delaware                      0-16319                41-1568618
--------------------------------------------------------------------------------
(State of Other Jurisdiction of   (Commission File Number)     (IRS Employer
        Incorporation)                                       Identification No.)



          911 Lund Boulevard, Anoka, Minnesota                       55303
--------------------------------------------------------------------------------
        (Address of Principal Executive Offices)                  (Zip Code)


Registrant's telephone number, including area code        612.576.4200
                                                   -----------------------------



--------------------------------------------------------------------------------
             (Former Name or Address, if Changed Since Last Report)

            The undersigned registrant hereby amends the following items, financial statements, pro forma financial information and exhibits, if any, or other portions of its Report on Form 8-K filed on February 12, 1999.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                  Financial statements required to be filed pursuant to Item 7 of Report on Form 8-K filed on February 12, 1999.

                        REPORT OF INDEPENDENT ACCOUNTANTS

                                   ----------


To the Stockholder
SMITTYBILT, INC.


In our opinion, the accompanying balance sheet and the related statements of income, stockholder's equity and cash flows present fairly, in all material respects, the financial position of SMITTYBILT, INC. (the "Company") at January 31, 1999, and the results of its operations and its cash flows for the ten-month period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP
Costa Mesa, California
April 2, 1999

                                SMITTYBILT, INC.

                                  BALANCE SHEET
                                January 31, 1999

                                   ----------
                                     ASSETS

Current assets:
    Cash and cash equivalents                                            $    138,311
    Trade accounts receivable, less allowance for bad
     debts of $300,000                                                      2,804,312
    Inventory                                                               3,509,408
    Prepaid expenses and other assets                                         174,268
    Deferred tax asset                                                        382,847
                                                                         ------------
               Total current assets                                         7,009,146

Property and equipment:
    Leasehold improvements                                                    523,030
    Machinery and equipment                                                 4,679,982
    Furniture and fixtures                                                     86,307
    Automobiles                                                               207,511
    Computer equipment                                                        366,045
                                                                         ------------
                                                                            5,862,875

    Less, accumulated depreciation and amortization                        (2,148,092)
                                                                         ------------
                                                                            3,714,783

Deposits                                                                      100,635
                                                                         ------------
               Total assets                                              $ 10,824,564
                                                                         ============

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilties:
    Due to Lund                                                          $  1,099,000
    Accounts payable                                                        1,853,820
    Accrued expenses                                                          645,817
    Current portion of long-term debt                                          80,344
    Capital lease obligations, current portion                                496,389
                                                                         ------------
               Total current liabilities                                    4,175,370

Notes payable                                                                  54,637
Capital lease obligations                                                   1,433,582
Deferred tax liability                                                        227,032
                                                                         ------------
               Total liabilities                                            5,890,621
                                                                         ------------

Commitments and contingencies

Stockholder's equity:
    Common stock, $1 par value, 200,000 shares authorized,
      6,000 shares outstanding                                                  6,000
    Retained earnings                                                       4,927,943
                                                                         ------------
               Total stockholder's equity                                   4,933,943
                                                                         ------------
               Total liabilities and stockholder's equity                $ 10,824,564
                                                                         ============


The accompanying notes are an integral part of these financial statements.

                                SMITTYBILT, INC.

                               STATEMENT OF INCOME
                 For The Ten-Month Period Ended January 31, 1999

                                   ----------



Net sales                                                  $ 13,995,114

Cost of sales                                                10,535,494
                                                           ------------

Gross profit                                                  3,459,620

Operating expenses:
    General and administrative                                1,757,568
    Selling and marketing                                       863,186
    Research and development                                    178,047
                                                           ------------

               Total operating expenses                       2,798,801
                                                           ------------

               Income from operations                           660,819

Other income (expense):
    Interest expense                                           (257,220)
    Other, net                                                   13,600
                                                           ------------

               Income before provision for income taxes         417,199

Provision for income taxes                                      167,000
                                                           ------------

               Net income                                  $    250,199
                                                           ============


The accompanying notes are an integral part of these financial statements.

                                SMITTYBILT, INC.

                        STATEMENT OF STOCKHOLDER'S EQUITY
                 For The Ten-Month Period Ended January 31, 1999

                                   ----------


                                                                                                Total
                                                 Common Stock              Retained         Stockholder's
                                           Shares          Amount          Earnings            Equity
                                           ------          ------          --------         -------------

Balances, April 1, 1998                     6,000          $6,000         $4,677,744         $4,683,744

Net income                                                                   250,199            250,199
                                            -----          ------         ----------         ----------
Balances, January 31, 1999                  6,000          $6,000         $4,927,943         $4,927,943
                                            =====          ======         ==========         ==========


The accompanying notes are an integral part of these financial statements.

                                SMITTYBILT, INC.

                             STATEMENT OF CASH FLOWS
                 For the Ten-Month Period Ended January 31, 1999

                                   ----------



Cash flows provided by operations:
    Net income                                                                           $   250,199
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                          790,859
      Provision for doubtful accounts                                                       (128,558)
      Deferred income taxes                                                                 (205,876)
      Decrease in trade accounts receivable                                                  520,686
      Increase in inventory                                                                 (393,261)
      Decrease in income taxes receivable                                                    128,043
      Increase in accounts payable, trade                                                     10,430
      Decrease in accrued expenses                                                           (44,576)
      Increase in prepaid expenses and other assets                                         (123,693)
                                                                                         -----------

               Total adjustments                                                             811,170
                                                                                         -----------

               Net cash provided by operating activities                                   1,061,369
                                                                                         -----------

Cash flows from investing activities, capital expenditures                                  (562,607)
                                                                                         -----------

Cash flows from financing activities:
    Advances from Lund                                                                     1,099,000
    Net payments on revolving credit agreements                                           (1,084,300)
    Payments on notes payable                                                                (11,523)
    Payments on capital leases                                                              (373,256)
                                                                                         -----------

               Net cash used by financing activities                                        (370,079)
                                                                                         -----------

               Net increase in cash and cash equivalents                                     128,683

Cash and cash equivalents, beginning of period                                                 9,628
                                                                                         -----------

Cash and cash equivalents, end of period                                                 $   138,311
                                                                                         ===========

Supplemental Disclosures of Cash Flow Information

Cash paid for interest was $257,220

Cash paid for income taxes was $245,000

Additions to property and equipment by capital lease were $85,866

The accompanying notes are an integral part of these financial statements.

                                SMITTYBILT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   ----------


1.       Business:

         Smittybilt Inc. (the "Company"), manufactures and sells tubular accessory products for sport utility vehicles and trucks. The Company's products, marketed and sold under the Smittybilt and Outland brand names, include tubular step side bars, bumpers, brush guards, truck bars, cage kits and various other accessories made primarily for the United States automotive aftermarket.


2.       Basis of Presentation:

         Effective January 28, 1999, Lund International Holdings, Inc. ("Lund") acquired 100% of the outstanding shares of the Company for consideration of $16 million. The accompanying financial statements are presented on an historical basis, and do not include adjustments that might be necessary resulting from the share purchase.

3.       Summary Of Significant Accounting Policies:

         Cash and Cash Equivalents

         Cash and cash equivalents consist of cash in banks and short-term investments with original maturities of three months or less. The carrying amount of cash and cash equivalents approximates market value.

         Inventory

         Inventory is stated at the lower of cost or market, with cost being determined on the first-in, first-out (FIFO) basis. The Company has established a reserve to record inventories at estimated net realizable value. Inventory reserves are determined based upon the Company's analysis of inventory levels in excess of current requirements or considered to be obsolete.

                                SMITTYBILT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   ----------


         Property and Equipment

         Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets, using the straight-line method. Estimated useful lives are as follows:

                 Manufacturing equipment         3 to 7 years

                 Furniture and fixtures             5 years

                 Automobiles                        5 years

                 Computer equipment              5 to 7 years

                 Leasehold improvements          5 to 20 years

                 Computer software                  3 years

         Repairs and maintenance are expensed as incurred; betterments and renewals are capitalized and depreciated over the estimated useful lives of the asset.

         Upon sale or retirement of depreciable assets, the related cost and accumulated depreciation are removed from the accounts. Any gain or loss on the sale or retirement is included in current earnings.

         Long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.

         Revenue Recognition

         Revenue is recognized upon shipment of the product. The Company estimates and records a provision for sales returns and allowances based upon its historical experience.

         Research and Development Expenses

         Research and development costs incurred in connection with new product development are expensed as incurred.

                                SMITTYBILT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   ----------


         Product Warranty

         Beginning in 1998, the Company began providing limited warranties for five years on black texture finish products (approximately 55% of sales during the ten-month period ended January 31,1999) and for one year for all other products. Prior to 1998, the limited warranty for all products was for one year. The Company accrues for estimated warranty claims associated with products sold.

         Income Taxes

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income tax expense comprises the tax payable for the period and the change in deferred tax assets and liabilities during the period.

         Use of Estimates

         The preparation of financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant areas which require the use of management's estimates relate to reserves for inventory obsolescence and accruals for warranty claims, customer returns and customer rebates. Actual results could differ from those estimates.

4.       Inventory:

         Inventory at January 31, 1999 consisted of the following:

           Raw materials                  $  465,102
           Work in process                 1,368,578
           Finished Goods                  1,746,535
                                          ----------

                                           3,580,215

           Less, obsolescence reserve        (70,807)
                                          ----------

                                          $3,509,408
                                          ==========

                                SMITTYBILT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   ----------


5.       Due to Lund:

         Concurrent with the acquisition of the shares of the Company, Lund paid certain debt amounts payable to banks ($959,000) and advanced the Company operating funds. The balance due is noninterest bearing with no formal due date.

6.       Income Taxes:

         The provision for income taxes for the ten-month period ended January 31, 1999 consists of the following:

           Current:
             Federal                                       $286,480
             State                                         $ 86,396
                                                           --------
                                                            372,876
                                                           --------

           Deferred:
             Federal                                       (201,626)
             State                                           (4,250
                                                           --------
                                                           (205,876)
                                                           --------

             Total                                         $167,000
                                                           ========

         The components of the deferred tax assets (liabilities) at January 31, 1999 are as follows:

           Inventory                                      $  39,568
           Warranty, rebates and customer returns           184,326
           Accrued vacation                                  38,953
           Plant and equipment                             (227,032)
                                                          ---------

           Total                                          $  35,815
                                                          =========

                                SMITTYBILT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   ----------


7.       Commitments and Contingencies:

         Leases

         The Company leases office, warehouse and manufacturing facilities under operating leases that expire in 2007. A portion of the office and manufacturing facilities is subleased for $10,000 per month to another corporation owned partially by the Company's former shareholders. Minimum annual lease payments, net of sublease rentals under noncancellable leases at January 31, 1999 are as follows:

         Years Ending January 31,

           2000                                           $  741,276
           2001                                              736,668
           2002                                              743,876
           2003                                              766,580
           2004                                              761,796
           Thereafter                                      3,448,476
                                                          ----------

                                                          $7,198,672
                                                          ==========

         Net rent expense for the above operating leases and other equipment rentals for the ten-month period ended January 31, 1999 was approximately $615,152.

         The Company leases certain manufacturing machinery and equipment under capital leases expiring at various dates through November 2004, with interest rates ranging from 8.0 to 11.0 percent. At January 31, 1999, the carrying amount of capitalized leased assets, primarily machinery and equipment, aggregated $1,892,814, net of accumulated amortization of $999,958.

                                SMITTYBILT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   ----------


         Future minimum lease payments and the related obligations under capital leases at January 31, 1999 are as follows:

         Years Ending January 31,
           2000                                           $  496,389
           2001                                              530,850
           2002                                              365,207
           2003                                              264,696
           2004                                              154,232
           Thereafter                                        118,597
                                                          ----------

                                                           1,929,971
           Less, current portion                             496,389
                                                          ----------

           Noncurrent portion                             $1,433,582
                                                          ==========

         401(k) Plan

         The Company sponsors a 401(k) plan covering substantially all employees that requires the Company to match 35 percent of employee contributions up to seven percent of an employee's compensation. Contributions to the plan by the Company during the ten-month period ended January 31, 1999 approximated $15,000.

         Litigation:

         The Company is not a party to any pending legal proceedings that it believes will have a material effect on its financial condition or results of operations.

8.       Long-term Debt

         Long-term debt at January 31, 1999 consisted of installment loans for vehicles and amounts due a former shareholder of the Company. In connection with the share purchase by Lund, the former shareholders have agreed to assume such indebtedness.

9.       Related Parties Transactions

         The Company leases office and manufacturing facilities under operating leases and certain manufacturing equipment and machinery under capital leases from entities owned or partially owned by the former shareholders of the Company. Total payments under such leases aggregated $623,500 during the ten-month period ended January 31, 1999.

                                SMITTYBILT, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                   ----------


         A portion of the leased manufacturing facilities is sublet to another entity owned partially by the former shareholders of the Company. Such entity provides on-site powder coating for the Company's products and unrelated customers. Payments received under the sublease totaled $100,000 and payments made for powder coating totaled $700,000 during the ten-month period ended January 31, 1999.

         Amounts due Lund at January 31, 1999 relate to payments made by Lund to retire the Company's bank debt at the closing date of the share purchase transaction by Lund and operating advances made by Lund to the Company.

10.      Credit Risk:

         The Company's sales are primarily to distributors of automotive aftermarket products located throughout the United States. During the ten-month period ended January 31, 1999, sales to one customer accounted for approximately 14% of the Company's net sales.

(b)      PRO FORMA FINANCIAL INFORMATION.

         Pro forma financial information required to be filed pursuant to Item 7 of Report on Form 8-K filed on February 12, 1999.

On January 28 1999, Lund International Holdings, Inc. (the "Company"), through a wholly-owned subsidiary, SB Holdings, Inc., a Delaware corporation, acquired all of the issued and outstanding capital stock of Smittybilt, Inc. ("Smittybilt") for an aggregate purchase price of $15,898,032 (approximately $18.0 million after assuming Smittybilt's debt for vehicle loans and capital equipment leases). The funds for the purchase of the outstanding capital stock were obtained from (i) an equity investment in the Company of $5.0 million from an affiliate of Harvest Partners, Inc., entities of Massachusetts Mutual Life Insurance Company, Liberty Mutual Insurance Company, and BancBoston Capital, Inc., (ii) a loan to the Company of $9.5 million from Heller Financial, Inc., and (iii) a loan to the Company of $5.0 million from an affiliate of Massachusetts Mutual Life Insurance Company and National City Venture Corporation. Complete details of the funding arrangements for this transaction can be found in Forms 8-K that were filed on January 6, 1999 and February 12, 1999.

Smittybilt, headquartered in Corona, California, is a manufacturer for and supplier to the automotive aftermarket of stainless, chromed and painted steel tubular accessory products, including tubular steps, brush guards, bumpers and nerf bars for pick-up trucks and sport utility vehicles (collectively "light trucks"). For the Company, the Smittybilt acquisition provides an entry into totally new product categories distributed through customers common to its Light Truck, Suspension and Auto Ventshade divisions.

On December 23, 1998, a wholly-owned subsidiary of the Company, New Holdings, Inc., a Delaware corporation, acquired all of the issued and outstanding capital stock of Ventshade Holdings, Inc. ("Ventshade") for an aggregate purchase price of $66,875,000. The funds for the purchase of the outstanding capital stock were obtained from (i) an equity investment in the Company of $25 million from an affiliate of Harvest Partners, Inc., entities of Massachusetts Mutual Life Insurance Company, Liberty Mutual Insurance Company, and BancBoston Capital, Inc., (ii) a loan to the Company of $25 million from Heller Financial, Inc.,
(iii) a loan to the Company of $20 million from an affiliate of Massachusetts Mutual Life Insurance Company and National City Venture Corporation, (iv) seller financing of $875,000 included for tax credits which were due to Company as a result of the acquisition, and (v) working capital of the Company. Complete details of the funding arrangements for this transaction can be found in Form 8-K that was filed on January 6, 1999.

Ventshade Holdings, Inc. is a holding company with one subsidiary, Auto Ventshade Company ("AVS"). AVS headquartered in Lawrenceville, Georgia, is a manufacturer and supplier to the automotive aftermarket of shades, visors, deflectors, and light covers used on pick-up trucks, sport utility vehicles, minivans (collectively "light trucks"), and passenger cars. AVS is a supplier to all major channels of distribution for automotive accessories, including automotive retailers, mass merchandisers, leading three-step distributors, and original equipment manufacturers. The registrant intends to utilize management expertise, assets, and distribution channels obtained in connection with the acquisition for the continued production and distribution of accessories for light trucks and passenger cars.

Prior to its acquisition by the Company, Smittybilt did not issue audited financial statements. Immediately following the acquisition, the Company's auditors completed an audit of Smittybilt's balance sheet as of January 31, 1999, and its statements of operations and cash flows for the ten months ended January 31, 1999. Therefore, in presenting the following pro forma condensed consolidated balance sheet, the Company used the Company's audited balance sheet as of December 31, 1998 and Smittybilt's balance sheet as of January 31, 1999. In presenting the pro forma condensed consolidated statement of operations, the Company used the Company's audited statement of operations for the twelve months ended December 31, 1998, which includes Ventshade for nine days, Ventshade's unaudited statement of operations for the approximate twelve months ended December 31, 1998, and Smittybilt's audited statement of operations for the ten months ended January 31, 1999 and the unaudited two month period ended March 31, 1998. The pro forma financial statements give effect to the Ventshade acquisition and the financing thereof as if such transactions had occurred on January 1, 1998, and the Smittybilt acquisition and the financing thereof as if such transactions had occurred on February 1, 1998. The acquisitions of Ventshade and Smittybilt were accounted for pursuant to the purchase method of accounting.

The pro forma financial data presented herein is based on management's estimate of the effects of the acquisition and financing thereof. The pro forma financial data is based upon current available information and certain assumptions that the Company believes are reasonable. The Company does not expect the receipt of additional information to have a material adverse effect on the pro forma financial data. The pro forma condensed consolidated balance sheet of the Company as of December 31, 1998 and the statement of operations for the twelve months ended December 31, 1998 are unaudited, but in the opinion of the Company include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for the periods presented.

The pro forma condensed consolidated balance sheet as of December 31, 1998 and the statement of operations for the twelve months ended December 31, 1998 are not necessarily indicative of the results of operations or financial position that actually would have been achieved had the transactions described been consummated as of the dates indicated, or that may be achieved in the future.

                        Lund International Holdings, Inc.
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                December 31, 1998
                                  ($ in 000's)

                                                  Lund         Smittybilt       Pro Forma         Pro Forma
                                              Historical(1)   Historical(2)    Adjustments       Consolidated
                                              -------------   -------------    -----------       ------------
ASSETS
Current assets:
  Cash and temporary cash investments          $    1,191      $      138      $       --         $    1,329
  Accounts receivable, net                         33,390           2,804            (140) (3)        36,054
  Inventories                                      21,771           3,510             541  (4)        25,822
  Deferred income taxes                             4,300             383                              4,683
  Other current assets                              2,552             174                              2,726
                                               ----------      ----------      ----------         ----------
     Total current assets                          63,204           7,009             401             70,614
Property and equipment, net                        29,568           3,715             (78) (5)        33,205
Intangibles, net                                  119,834              --          10,641  (6)       130,475
Restricted cash and marketable securities           3,911              --                              3,911
Other assets                                        4,840             101             315  (7)         4,482
                                                                                     (774) (8)
                                               ----------      ----------      ----------         ----------
                                               $  221,357      $   10,825      $   10,505         $  242,687
                                               ==========      ==========      ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable, trade                     $    6,466      $    1,854                         $    8,320
   Due to Lund                                         --           1,099            (140) (3)            --
                                                                                     (959) (9)
   Accrued expenses                                17,750             646              --             18,396
   Deferred income taxes                               --              --             216 (10)           216
   Long-term debt, current portion                  4,251             577             (72)(11)         4,756
                                               ----------      ----------      ----------         ----------
     Total current liabilities                     28,467           4,176            (955)            31,688

Long-term debt, less current portion               99,796           1,488             (35)(11)       111,761
                                                                                   14,500 (12)
                                                                                     (917)(13)
                                                                                   (3,071)(14)
Deferred income taxes                               6,600             227                              6,827
Other liabilities                                     607              --                                607
                                               ----------      ----------      ----------         ----------
     Total liabilities                            135,470           5,891           9,522            150,883

Stockholders' equity:
  Preferred stock                                       2              --               1 (15)             3
  Class B common stock                                 15              --                                 15
  Common stock                                        631               6              (6)(16)           631
  Additional paid-in capital                       58,164              --           4,999 (15)        64,080
                                                                                      917 (13)
  Retained earnings                                27,075           4,928          (4,928)(16)        27,075
                                               ----------      ----------      ----------         ----------
     Total stockholders' equity                    85,887           4,934             983             91,804
                                               ----------      ----------      ----------         ----------
                                               $  221,357      $   10,825      $   10,505         $  242,687
                                               ==========      ==========      ==========         ==========

The following footnotes describe the adjustments to the historical financial statements to arrive at the condensed pro forma consolidated balance sheet at December 31, 1998. In preparing such adjustments, the assumed price is as follows ($ in 000's):

                 Acquisition of stock of Smittybilt, Inc.     $15,898
                 Direct transactions costs                        989
                                                            ---------
                                                              $16,887
                                                            =========

The purchase price has been allocated to assets and liabilities as indicated in the following summary opening balance sheet of Smittybilt, Inc. ($ in 000's):

                 Current assets                                $7,550
                 Property and equipment, net                    3,637
                 Non-compete agreement                          1,000
                 Goodwill                                       9,641
                 Other assets                                     101
                                                            ---------
                   Total assets                                21,929
                                                            =========

                 Current liabilities                          $ 3,361
                 Notes payable                                     20
                 Capital lease obligations                      1,434
                 Deferred income taxes                            227
                                                            ---------
                   Total liabilities                            5,042
                                                            ---------
                 Net assets                                   $16,887
                                                            =========

(1) The audited consolidated balance sheet of the Company as of December 31, 1998 as reported and filed with the Securities and Exchange Commission in the Company's Form 10-K for the year ended December 31, 1998.

(2)      The audited balance sheet of Smittybilt as of January 31, 1999.

(3)      Elimination of loan from the Company to Smittybilt.

(4)      Represents fair market value adjustment to Smittybilt's inventories.

(5) Represents the net book value of vehicles transferred to the former owners of Smittybilt.

(6) Represents the purchase accounting increase in Smittybilt's intangibles to reflect goodwill of approximately $9.6 million a non-compete agreement of $1.0 million.

(7) Represents financing costs that were incurred and deferred in connection with the debt to finance the acquisition.

(8)      Represents the Company's prepaid deal fees and expenses.

(9)      Represents Smittybilt's debt paid in connection with the acquisition.

(10) Represents deferred tax resulting from a balance sheet purchase accounting adjustment.

(11)     Represents Smittybilt's debt assumed by the former owners.

(12)     Represents the debt incurred to finance the acquisition.

(13) Represents the fair value of share warrants issued in connection with subordinated debt incurred to finance the acquisition.

(14) Represents pay down of the Company's revolving line of credit as a result of the equity contribution and debt funding exceeding Smittybilt's purchase price. A substantial portion of this excess cash will be needed to pay deal fees and expenses of the Smittybilt and Auto Ventshade acquisitions.

(15) Represents preferred stock issued in connection with a $5 million equity contribution to the Company.

(16)     Represents the elimination of Smittybilt's shareholders' equity.

                        Lund International Holdings, Inc.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                  For The Twelve Months Ended December 31, 1998
                     ($ in 000's, except per share amounts)

                                                                    Ventshade                        Smittybilt
                                     Lund           Ventshade       Pro Forma        Smittybilt       Pro Forma        Pro Forma
                                 Historical(1)    Historical(2)    Adjustments      Historical(3)    Adjustments      Consolidated
                                 -------------    -------------    -----------      -------------    -----------      ------------
Net sales                         $  112,594      $   54,442                         $   16,869                        $  183,905
Cost of goods sold                    81,825          35,906             610 (4)         12,529            541  (4)       131,903
                                                                         492 (5)
                                  ----------      --------------------------         -------------------------         ----------
Gross profit                          30,769          18,536          (1,102)             4,340           (541)            52,002

Operating expenses
  General and administrative          11,800           3,716                              2,146                            17,662
  Selling and marketing               13,736           5,647                                891                            20,274
  Research and development             2,970              64                                284                             3,318
  Amortization                         2,424           1,034            (133)(6)             --            407 (11)         5,841
                                                                       2,109 (7)
                                  ----------      --------------------------         -------------------------         ----------
Total operating expenses              30,930          10,461           1,976              3,321            407             47,095
                                  ----------      --------------------------         -------------------------         ----------
Income from operations                  (161)          8,075          (3,078)             1,019           (948)             4,907

Other income (expense)
  Interest expense                    (5,484)         (1,581)         (3,635)(8)           (309)        (1,328)(12)       (12,337)
  Interest income                        106              35                                 --                               141
  Other, net                            (146)         (7,772)          7,367 (9)             13             --               (538)
                                  ----------      --------------------------         -------------------------         ----------
Other income (expense)                (5,524)         (9,318)          3,732               (296)        (1,328)           (12,734)
                                  ----------      --------------------------         -------------------------         ----------

Income before income taxes            (5,685)         (1,243)            654                723         (2,276)            (7,827)
Income tax (benefit) expense          (1,615)           (480)            303(10)            289           (814)(10)        (2,317)
                                  ----------      --------------------------         -------------------------         ----------

Net income (loss)                 $   (4,070)     $     (763)     $      351         $      434     $   (1,462)        $   (5,510)
                                  ==========      ==========================         =========================         ==========

Net loss per share                $    (0.64)                                                                          $    (0.87)
                                  ==========                                                                           ==========

Common weighted average
  shares (basic)                       6,326                                                                                6,326
                                  ==========                                                                           ==========

(1) Represents the audited consolidated statement of operations of the Company for the twelve months ended December 31, 1998 as reported and filed with the Securities and Exchange Commission in the Company's Form 10-K for the year ended December 31, 1998.

(2) Represents the unaudited historical statement of operations of Ventshade for the period from January 1, 1998 to December 22, 1998.

(3) Represents Smittybilt's audited historical statement of operations for the ten months ended January 31, 1999 and the unaudited statement of operations for the two months ended March 31, 1998.

(4) Represents cost of goods sold related to the fair market value adjustment to Ventshade's and Smittybilt's inventories.

(5)      Represents increased depreciation of molds and dies (4 years).

(6)      Elimination of prior ownership acquisition (financing) costs.

(7) Represents increased amortization of goodwill (40 years), work force (5 years), non-compete (6 years) and customer list (10 years).

(8) Represents interest expense related to indebtedness incurred to complete the Ventshade acquisition and amortization of related deferred financing costs, offset by interest expense on Ventshade's debt and related deferred financing costs retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the current interest rates on acquisition debt.

(9)      Elimination of prior ownership's deal costs.

(10) Represents the tax effect of the pro forma accounting adjustments for Ventshade and Smittybilt.

(11) Represents increased amortization of goodwill (40 years) and non-compete (6 years).

(12) Represents interest expense related to indebtedness incurred to complete the Smittybilt acquisition and amortization of related deferred financing costs, offset by interest expense on Smittybilt's debt retired in connection with the acquisition. Pro forma interest expense was calculated based on average debt outstanding using the current interest rates on acquisition debt.

(c)      EXHIBITS.

         23.1     Consent of PricewaterhouseCoopers LLP

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      LUND INTERNATIONAL HOLDINGS, INC.


Dated: April 12, 1999                 By:    /s/ Dennis W. Vollmershausen
                                         ---------------------------------------
                                                 Dennis W. Vollmershausen
                                                 Its Chief Executive Officer

                                  EXHIBIT INDEX

Exhibit Number                                        Description

    23.1                                 Consent of PricewaterhouseCoopers LLP